Exhibit 5.2

Will H. Cai

+852 3758 1210

wcai@cooley.com

March 8, 2024

TOYO Co., Ltd
Tennoz First Tower F5, 2-2-4
Higashi-shinagawa, Shinagawa-ku
Tokyo, Japan 140-0002

Ladies and Gentlemen:

We have acted as U.S. counsel to Vietnam Sunergy Cell Company Limited, a Vietnamese company (“TOYO Solar”), in connection with the filing by TOYO Co., Ltd, a Cayman Islands exempted company (the “Company”), of a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related proxy statement/prospectus (the “Prospectus”) included in the Registration Statement, providing, in part, for the registration of the assumption by the Company of 4,944,839 warrants, consisting of (i) 189,240 private placement warrants issued to Blue World Holdings Limited, a Hong Kong private company limited by shares (the “Sponsor”), the sponsor of Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”), (ii) 23,000 private placement warrants issued to Maxim Group LLC, the underwriter relating to BWAQ’s initial public offering, (iii) 132,599 warrants issued to the Sponsor and Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”), in satisfaction of certain working capital loans made by the Sponsor and Fuji Solar, and (iv) 4,600,000 warrants as part of units issued to investors in BWAQ’s initial public offering (together the “Warrants”), each Warrant to entitle the holder thereof to acquire one ordinary share of the Company, par value $0.0001 per share (the “Company Shares”). The Warrants were initially issued pursuant to the Warrant Agreement dated January 31, 2022 (the “Warrant Agreement”) by and between BWAQ and Continental Stock Transfer & Trust Company (the “Warrant Agent”). The Warrant Agreement is to be amended by an Assignment, Assumption and Amended & Restated Warrant Agreement (the “Warrant Assumption Agreement”) by and among BWAQ, the Company and the Warrant Agent. Upon the consummation of the merger (the “Merger”) provided for in the Agreement and Plan of Merger dated August 10, 2023 (as amended on December 6, 2023, February 6, 2024, and February 29, 2024, the “Business Combination Agreement”) by and among BWAQ, TOYO Solar, the Company and other parties thereto, each outstanding Warrant shall automatically cease to represent a right to acquire BWAQ ordinary shares and will automatically represent a right to acquire Company Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus; (b) the form of Warrant Certificate filed as Exhibit 4.2 to the Registration Statement; (c) the Warrant Agreement filed as Exhibit 4.3 to the Registration Statement; (d) the form of the Warrant Assumption Agreement filed as Exhibit 4.5 to the Registration Statement; (e) the Business Combination Agreement; and (f) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons where authorization, execution and delivery are prerequisites to the effectiveness thereof. We express no opinion with respect to the securities issuable upon exercise of the Warrants. As to certain factual matters, we have relied upon the representations and warranties made pursuant to, and have assumed compliance by the parties thereto with the covenants and conditions contained in, the Business Combination Agreement, the Warrant Agreement and the Warrant Assumption Agreement and have not independently verified such matters.

Cooley HK 35/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong
t: +852 3758 1200 f: +852 3014 7818 www.cooley.com

March 8, 2024

Page Two

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether the any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation, including without limitation any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that BWAQ, the initial issuer of the Warrants, and the Company, which is to assume the Warrants, are both organized under the laws of the Cayman Islands. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of BWAQ and the Company, the corporate power of BWAQ and the Company to authorize, execute and deliver the Warrants, the Warrant Agreement and the Warrant Assumption Agreement, as applicable, and to perform their respective obligations thereunder, and the due authorization of the Warrants, the Warrant Agreement and the Warrant Assumption Agreement, as applicable, by BWAQ and the Company. We have also assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto.

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Cooley HK 35/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong
t: +852 3758 1200 f: +852 3014 7818 www.cooley.com

March 8, 2024

Page Three

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, upon the approval and consummation of the Merger and the execution and delivery of the Warrant Assumption Agreement by the parties thereto in accordance with the terms of the Business Combination Agreement, the Warrants will be binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Will H. Cai
Will H. Cai

Cooley HK 35/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong
t: +852 3758 1200 f: +852 3014 7818 www.cooley.com